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                                                                     Exhibit 2.2


            FORM OF AMENDMENT AGREEMENT TO SHAREHOLDER'S UNDERTAKING

This AMENDMENT AGREEMENT dated as of ___ October 1998 (as amended or modified from time to time in accordance with the terms hereof, this "Amendment Agreement") is by and between ________________ ("Seller"), and Global TeleSystems Group, Inc., a Delaware, USA, corporation, or such affiliate thereof which may be designated thereby (Global TeleSystems Group, Inc. or such designated affiliate thereof hereinafter referred to as "Offeror").

WHEREAS

Seller is a shareholder of NetSource Europe ASA ("NetSource Europe"), a Norwegian corporation;

Offeror intends to make an offer to NetSource Europe's shareholders to acquire from them the capital stock of NetSource Europe and therefore wishes to purchase from Seller the NetSource Europe Shares (as defined in the Shareholder's Undertaking (as defined herein)) on the terms set forth herein;

Offeror and certain shareholders of NetSource Europe owning or controlling an aggregate number of shares in NetSource Europe exceeding 50 per cent of the issued share capital of NetSource Europe ("the Accepting Shareholders"), a list of which is attached as Exhibit 1 (wich the parties hereto hereby acknowledge may not be complete), have entered into Shareholder's Undertakings ("the Shareholder's Undertakings", such shareholder's undertaking which has been entered into between Offeror and Seller is hereinafter referred to as the "Seller Shareholder's Undertaking") under the terms of which Offeror, subject to certain conditions has agreed to make an offer to acquire the whole of the share capital of NetSource Europe by 16 October 1998; and

Offeror and Seller have agreed on revised terms of the Offer (as defined in the Shareholder's Undertakings).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1. The Offer shall be open for acceptance by NetSource Europe's shareholders until 30 October 1998 3 p.m. CET, inclusive.

2. In the event that the fully diluted number of shares in the capital of NetSource Europe is reduced from the current number of 29,379,688 shares by the waiver of options or other rights to require issued shares in NetSource Europe not later than 3 days before the Settlement Date, the consideration offered per share in NetSource Europe shall be adjusted upwards accordingly.

3. The criteria for any additional payment set forth in clause 3 of the Term Sheet shall be amended as follows:

                (i) The criteria shall be understood as based on International Accounting Standards;

                (ii) the criterion "Cumulative Consolidated Net Revenue" shall be Cumulative Consolidated Gross Revenue; and

                (iii) no conversion of the criteria to United States generally accepted accounting principles shall take place.








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4.       All references in the Seller Shareholder's Undertaking to the "Offer"
         shall be understood as references to the Offer made on the terms set forth in the Seller Shareholder's Undertaking as amended hereby (the "Amended Offer Terms").

5. This Amendment Agreement shall be conditional upon each of the Accepting Shareholders having entered into amendment agreements with Offeror, duly executed in writing and delivered by both parties, on terms identical to the terms hereof, except that Offeror may waive such condition unilaterally in which case, i.e., Seller shall accept an Offer made on the Amended Offer Terms.

6.       If any NetSource Europe shareholder other than those set forth in
         Exhibit 1 have signed or sign a Shareholder's Undertaking without Offeror's knowledge thereof at the date hereof, Offeror shall have full discretion (unless if having acted in bad faith) to accept that such signature has come to bind it by such Shareholder's Undertaking(s), with the effect that the condition to this Amendment Agreement shall be deemed not to have been satisfied, provided, however, that before accepting to be bound Offeror shall afford, by written notice containing necessary particulars, NetSource Europe opportunity for a period of 7 days to recommend such NetSource Europe shareholder to enter into an amendment agreement on the terms identical to the terms hereof and shall accept to be bound by the shareholder's agreement thereto. In the event that the shareholder in question in spite thereof does not agree to enter into such amendment agreement, Seller shall, for a period of 30 days from the time Seller has informed Offeror in writing of this fact, refrain from requiring under the terms of Article 6 of the Shareholder's Undertaking (if still applicable) that Offeror make the Offer on the terms therein set forth.

7. Provided that Offeror makes the Offer on the terms set forth in the Shareholder's Undertakings by the time set forth therein, the Termination Fee shall not be payable by Offeror in the event that Offeror fails to make the the Offer on the Amended Offer Terms, but this shall not exclude Seller from any other remedy available at law.


IN WITNESS WHEREOF, this Amendment Agreement has been duly executed on behalf of the parties hereto by fax counterparts.


____ October  1998


Seller:                                                   Offeror:


---------------                                           --------------
By: Name:                                                 By: Name:
    Title:                                                    Title:




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List of Exhibits

Exhibit 1:   The Accepting Shareholders